Exhibit 4.7

Purchase Order

Party A: Bozhou Cijitang Chinese Herbal Decoction Pieces Co., Ltd.

Party B: Jiangxi Nature Pharmaceutical Co., Ltd.

To clarify the rights and obligations of both parties, upon friendly negotiation based on the principle of mutual benefit, this contract is formulated in accordance with the “Civil Code of the People’s Republic of China” and relevant laws and regulations, with the following terms:

I. Commodity Name, Specification, Quantity and Amount:

Commodity Name & Specification

Place of Origin

Batch Number

Quantity

Unit

Price

Tax-Inclusive Amount

Delivery Date

Total (in words)

Total (in figures)

II. Quality Standards:

1. The Chinese medicinal materials and Chinese herbal decoction pieces provided by Party A to Party B must comply with legal quality standards and relevant quality requirements.

2. The Chinese herbal decoction pieces shall be genuine, clean and dry. Party A must provide qualified products and inspection reports, and shall not supply defective products such as deteriorated, discolored, oil-seeped or insect-infested ones.

3. If the decoction pieces need to be processed, Party A shall provide qualified processed Chinese herbal decoction pieces.

III. Delivery/Pickup Method and Location:

1. Pickup by the buyer; 2. Delivery by the seller; 3. The seller shall arrange transportation on behalf of the buyer. Transportation method: road transportation. Transportation costs shall be borne by Party A.

IV. Type of Invoice:

1. Ordinary invoice; 2. Value-Added Tax invoice.

V. Payment Method:

1. Bank transfer; 2. Bill of exchange; 3. Cash.

VI. Payment Collection Time:

Payment shall be made within three months after the goods and invoices are delivered, along with the detailed supply contract for the invoices of this batch.

VII. Liability for Breach of Contract and Other Matters:

●	(Details to be supplemented by both parties through negotiation)

VIII. Unsettled Matters:

Shall be handled in accordance with the “Civil Code of the People’s Republic of China” and relevant provisions. Any dispute shall be resolved through negotiation between both parties; if negotiation fails, it shall be submitted to the court where the seller is located for settlement.

IX. Other Provisions:

This contract is made in duplicate, with each party holding one copy, both having the same legal effect. It shall take effect upon being sealed by both parties.

Party A: Bozhou Cijitang Chinese Herbal Decoction Pieces Co., Ltd.

Bank:

Account Number:

Tax Identification Number:

Agent: -

Date:

Party B: Jiangxi Nature Pharmaceutical Co., Ltd.

Address: No. 265 Jingjiu Avenue, Jinggangshan Economic and Technological Development Zone, Ji’an County, Ji’an City, Jiangxi Province

Tel: 0796-840330

Fax: -

Postal Code: -

Bank:

Account Number:

Tax Identification Number: